PROSPECTUS SUPPLEMENT                   FILED PURSUANT TO RULE 424(B)(3) AND (C)
(TO PROSPECTUS DATED JULY 20, 1998)                        FILE NUMBER 333-56765

                         HYPERION SOLUTIONS CORPORATION
              $100,000,000 PRINCIPAL AMOUNT OF 4 1/2% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2005
                  (INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15)

                        1,774,403 SHARES OF COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated July 20, 1998 relating to (i) $100,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Hyperion Solutions Corporation, a Delaware corporation (the "Company"), and (ii) 1,774,403 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and BancAmerica Robertson Stephens in March 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On December 29, 1998 the closing price of the Common Stock of the Company on the Nasdaq National Market was $21 1/16. The Common Stock of the Company is traded under the symbol "HYSL."

     The section entitled "Selling Securityholders" is hereby amended to include the following table:

                                         PRINCIPAL                                                           PERCENTAGE
                                      AMOUNT OF NOTES                                   NUMBER OF SHARES      OF COMMON
                                       BENEFICIALLY     PERCENTAGE       PRINCIPAL      OF COMMON STOCK      STOCK OWNED
                                        OWNED THAT       OF NOTES     AMOUNT OF NOTES   OWNED AFTER THE       AFTER THE
   NAME OF SELLING SECURITYHOLDER     MAY BE SOLD(1)    OUTSTANDING    TO BE SOLD(2)      OFFERING(3)        OFFERING(4)
   ------------------------------     ---------------   -----------   ---------------   ----------------   ---------------
General Motors Employees Domestic
  Group Pension Trust                    7,810,000         7.8%           138,580            63,200               *
Motors Insurance Corporation             1,900,000         1.9%            33,713                 0              0%
General Motors Foundation                  290,000            *             5,145                 0              0%

---------------

* Less than 1%.

(1) Unless otherwise noted, represents the aggregate principal amount of Notes beneficially owned by the Selling Securityholder as of December 29, 1998 and prior to giving effect to the sale of the Notes being offered hereby.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $56.357 per share; such conversion price is subject to adjustment as described under "Description of the Notes -- Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture (as defined), fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Does not include the Shares issuable upon conversion of the Notes.

(4) Percentages are based on 30,035,891 shares of Common Stock that were outstanding as of November 13, 1998 before taking into account any of the assumed conversions.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 30, 1998.